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                                                                    EXHIBIT 10.1


                                 August 13, 2000


Venture Soft Co., Ltd.
Imperial Tower 14th Floor
1-1-1 Uchisaiwaicho
Chiyoda Ku, Tokyo 100-0011
Japan


Gentlemen:

     This letter agreement sets forth the principal terms of an agreement between Stan Lee Media, Inc. ("SLM") and Venture Soft Co., Ltd. ("VS"), regarding the creation of a joint venture to become the premiere distributor of original and co-created branded content in Japan and Korea (the "Territory") by capitalizing on the strengths of VS as the dominant anime and manga creator and distributor in the Territory and SLM as a dominant creator of globally branded super-hero franchises in the U.S. The joint venture to be created hereby is tentatively named "Stan Lee Japan."

     The purpose of this joint venture is intended to result in the creation of a company that is expected to become a publicly traded company in Japan that is dedicated to:

     (a) building, maintaining, marketing and promoting SLM's Japanese and Korean language "home" Internet site as a premiere site for delivering content on the Internet.

     (b) re-purposing Webisodes for exploitation in the Japanese and Korean language, including translations, dubbing, etc.

     (c) licensing, marketing and promoting SLM's various properties in Japan and Korea, including licenses for toys, apparel and other offline property utilization.

     (d) jointly developing original super hero and animated character properties for online and offline exploitation with VS.

     Exhibit A to this letter agreement (the "Term Sheet") sets forth the principal terms upon which the parties will proceed to negotiate definitive documentation regarding the formation of Stan Lee Japan. Until such time as definitive documentation is completed, the terms of this letter agreement (including the exhibits hereto) shall govern the relationship between the parties with respect to the subject matter hereof. Each of the parties acknowledges that the terms of this letter agreement do not comprise all of the details of the definitive documents, and that all of the terms contained herein will be

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implemented in accordance with the further review of the parties' legal, accounting and tax advisors.

     After the signing of this memorandum of understanding, each party will permit the financial, accounting, legal and consulting representatives of the other party to conduct an investigation and evaluation of its businesses, will provide such assistance as is reasonably requested and will give access at reasonable times to information related to the assets and operation of its business. Each party shall maintain confidentiality about any information provided by the other and each shall use such information solely in the furtherance of the business objectives described in this letter. In no event shall either party make any public disclosure of any information provided by the other except to its own employees and advisors who are given access to such information as part of their participation in the review process. Such employees and advisors shall be appropriately notified that such information is being disclosed to them in confidence and in accordance with this letter of intent.

         Please indicated your agreement by executing this letter agreement below and returning it to me.

                                      Very truly yours,
                                      STAN LEE MEDIA, INC.

                                      By: /s/  KENNETH WILLIAMS
                                          -------------------------------------
                                          Kenneth Williams
                                          President and Chief Executive Officer


ACKNOWLEDGED AND AGREED
THIS 13th DAY OF AUGUST 2000

VENTURE SOFT CO., LTD.


By: /s/ TENDO OTO
   ---------------------------------
Name: Tendo Oto
Title: President


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                                                                       EXHIBIT A

                           STAN LEE MEDIA/VENTURE SOFT
                            JOINT VENTURE TERM SHEET

                                 STAN LEE JAPAN

FORMATION:        Corporation organized in Japan (subject to tax, legal
                  and accounting advice) ("SLM Japan"). Corporation will have two classes of stock. The capital stock outstanding initially owned as follows:

                  50%(of which 100 shares
                  will be preferred stock) Stan Lee Media, Inc. ("SLM") 50% Venture Soft Co., Ltd. ("VS")

                  SLM's preferred stock, will pay dividends from SLM Japan's earnings and profits at a rate to be agreed upon by the parties.

INITIAL CAPITAL:  Initial capitalization will be $500,000, contributed pro rata by SLM and VS in cash or in common stock. In addition, SLM shall contribute all of its wholly owned intellectual property (trademarks, copyrights, etc.) currently in existence (e.g. The 7th Portal, The Accuser and The Drifter) or created in the future FOR THE EXCLUSIVE USE IN THE TERRITORY (as defined below), subject to any licenses already in place with respect to such intellectual property and VS will contribute office space on a rent-free basis for use by SLM Japan during its incubation.

SUBSEQUENT
CAPITAL: VS will assist in locating suitable Japanese investors for SLM Japan. It is the intention of the parties that the initial new investors will acquire up to 20% of VS's interest in the SLM Japan, in a manner that results in the proceeds of such sale being ultimately contributed to SLM Japan and with the ultimate ownership interest to be as follows:

                  50%  SLM
                  30%  VS
                  20%  Other investors

PURPOSE: SLM Japan will act as a premiere distributor of original and co-created branded content in Japan and Korea.

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LICENSE
AGREEMENT:        SLM will enter into a long-term, exclusive license agreement with SLM Japan, granting an exclusive license for Japan and Korea (the "Territory"), with an option for SLM Japan to acquire similar rights in China and other Asian countries based upon performance targets and royalty rates to be negotiated in good faith at the time such option is exercised.
                  The License Agreement will entitle SLM Japan to display SLM's co-created content (e.g. Backstreet Project and Starship) through the Internet, as well as allow SLM Japan ability to sublicense content through licensing and merchandising in the Territory. Royalty payments due to SLM under the license agreement to be determined by the parties.

                  SLM shall also agree to use its best efforts to exclusively license all future co-created content to SLM Japan for use in the Territory. Such licenses will be subject to any restrictions applicable to SLM with respect to such acquired or co-created properties (e.g. licenses previously granted with respect to a property by a seller, consent/management rights retained by a co-creator).

GOVERNANCE:       SLM Japan's board will initially consist of seven members, four designated SLM and three designated by VS (which designations rights will continue following SLM Japan's IPO to the greatest extent permitted by applicable law). In addition, at least 3 of such directors (2 of the VS designees and 1 of the SLM designees) shall be Japanese "residents" as such term is defined under Japanese law. In general, action may be approved by a majority of the sitting directors. In addition, SLM shall have the right to appoint a Chairman of the Board that is reasonably acceptable to VS and VS will have the right to appoint the Chief Executive Officer that is reasonably acceptable to SLM. The Board of Directors will designate a conflicts committee comprised of directors that are not designated by SLM which shall be charged with reviewing and approving any transaction between SLM Japan and SLM for so long as SLM has the right to appoint a majority of the members of the board.

                  Extraordinary Events (as defined below) require approval of at least one of the directors designated by each of SLM and VS. Extraordinary Events include the following:

                  _     amendment to the organizational documents of SLM Japan;

                  _ any merger of SLM Japan or any sale of a material amount (greater than 35% of book value or revenues) of assets of SLM Japan;

                  _ any entry of voluntary bankruptcy or seeking similar creditor relief;

                  _     any dissolution, liquidation or winding up of SLM Japan.

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PREEMPTIVE
RIGHTS: The Investors shall have the right to participate, pro rata, in any sale of capital stock of SLM Japan for cash on the same terms as any other party purchasing.

TRANSFERABILITY:  Prior to the initial public offering, SLM and VS may only transfer their shares (other than transfers made to a wholly-owned subsidiary or transfers made by operation of law in connection with a party acquiring a majority interest in either such party or any pledge of such shares as security for a loan) pursuant to the following procedure:

                  (1) the selling party must send a notice to the other party indicating its intention to sell, the number of shares to be sold, and the price at which such shares are to be sold;

                  (2) the non-selling party will have 30 days to indicate its desire to purchase all (but not less than all) of the selling party's stock;

                  (3) if the non-selling party indicates a desire to purchase more shares than, the closing for such purchase shall occur not more than 60 days following the date of the original notice; and

                  (4) if the non-selling party does not elect to purchase any shares, the selling party may sell such shares to a third party so long as such sale (a) is for cash or marketable securities, (b) is for no less than the price set forth in the notice, and (c) closes within 120 days of the date of the original notice.

                  In addition, each party's interest will be subject to customary tag-along and drag-along provisions.

TERMINATION:      The board designation rights, officer appointment rights and preemptive rights of each party will terminate following an IPO if such party fails to retain at least 20% of the fully-diluted common stock of SLM Japan.

EMPLOYEE STOCK
OPTIONS: SLM Japan may issue up to __% of its common stock to employees in the form of stock options or restricted stock awards, provided that these grants are made (a) for not less than fair market value (as determined by the board of directors in good faith) and (b) are subject to vesting over not less than a four-year period. In addition, all stock options or shares of capital stock issued to employees shall be subject to appropriate buy back rights, rights of first refusal and other appropriate transfer restrictions.

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AUDITING:         SLM Japan shall designate a Big 5 accounting firm to audit SLM
                  Japan's financial statements annually. In addition, prior to an IPO, SLM Japan will be required to deliver unaudited quarterly financial statements to each of the parties within 30 days following the end of each quarter and annual audited financials and an annual budget within 90 days of the end of each fiscal year.

CONFIDENTIALITY:  SLM Japan and each of the parties shall use their respective best efforts to ensure that any proprietary technology or know-how of SLM Japan and the any of the parties which comes into the possession of a party hereto shall remain confidential to the greatest extent permitted by law.